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                                                                      Exhibit 23

                         Independent Auditors' Consent

The Board of Directors
Central Parking Corporation:

We consent to the incorporation by reference in the registration statement (No. 33-98118) on Form S-8 of Central Parking Corporation of our report dated July 2, 1999, with respect to the statements of net assets of Central Parking Corporation's Employee Stock Purchase Plan as of March 31, 1998 and 1999, and the related statements of changes in net assets for the three year period ended March 31, 1999, which report appears in the Form 10-K/A of Central Parking Corporation.


/s/ KPMG LLP


Nashville, Tennessee
July 27, 1999